CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Asset Allocation Trust

We consent to the use of our report dated February 28, 2006 for Asset Allocation Trust incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the Private Placement Memorandum and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

April 27, 2006